Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	April 25, 2011
Contacts:	Ken Taylor, EVP/CFO, or Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS FIRST QUARTER EARNINGS

Porterville, CA – April 25, 2011 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter ended March 31, 2011.  Sierra Bancorp recognized net income of $1.5 million and diluted earnings per share of $0.11 for the quarter, while our annualized return on average equity was 3.86% and return on average assets was 0.48%.  The financial results for the first quarter of 2011 are similar to the fourth quarter of 2010, but represent a decline relative to the $2.3 million in net income and $0.20 earnings per share in the first quarter of 2010.  The decline relative to the prior year is primarily the result of a drop in net interest income and a lower level of non-interest income, partially offset by expense reductions.

Notable balance sheet changes in the first quarter of 2011 include the following:  Loan balances declined by $29 million, or 4%; investments and fed funds sold increased by $43 million, or 13%; cash and due from banks increased by $15 million, or 36%; core non-maturity deposits grew $21 million, or 3%; we added $15 million in longer-term wholesale-sourced brokered deposits; and non-deposit borrowings dropped by $15 million, or 49%.  Furthermore, we experienced a net increase of $6 million, or 9%, in nonperforming assets.  Our allowance for loan and lease losses was 2.76% of total loans at March 31, 2011, up from 2.62% at the end of 2010.

“A highlight of the first quarter of 2011 was a very successful branch opening in the city of Selma,” commented James C. Holly, President and CEO.  “Another positive development was our success in controlling overhead expenses, although credit-related expenses remain at elevated levels,” he noted further.  “Internal simulations indicate that we still have a strong level of core earnings if we assume pre-recession levels for credit expenses, including our loan loss provision, and we continue to work diligently to reduce nonperforming assets in a rational manner in order to get expenses back to normal levels,” Holly explained.  “Also of critical importance to future income growth is enhancing our ability to generate loan volume, in light of current weak demand in our markets,” he added.  “We’ve made selective personnel changes over the past year or so in an effort to increase lending activity in our branches, and we’ve been reviewing a larger number of potential deals in the past few months.  However, it will likely take a few more months for potential loans in the ‘pipeline’ to be approved and funded and help stem the downward trend in loan balances,” he concluded.

Financial Highlights

Net interest income declined by $1.3 million, or 9%, for the first quarter of 2011 relative to the first quarter of 2010.  The drop is the result of a decline in average interest-earning assets of $38 million, or 3%, and a 29 basis point drop in our net interest margin.  Negative factors impacting our net interest margin in 2011 include lower real estate loan yields resulting from increased competition for quality loans, a shift from average loan balances into lower-yielding investment balances, and higher average balances for non-interest earning cash and due from banks and other non-earning assets (primarily our net deferred tax asset).  Net interest reversals totaled only $27,000 in the first quarter of 2011 relative to $285,000 in the first quarter of 2010, partially offsetting the negative factors for the quarterly comparison.  Also having a favorable impact on our net interest margin were a shift in average balances from non-deposit borrowings, brokered CD’s, and jumbo time deposits into lower-cost core deposits, and a reduced reliance on interest-bearing liabilities resulting from increases in the average balances of non-interest bearing demand deposits and equity.  Our net interest margin could continue to experience slight contraction due to heightened competitive pressures on loan yields, and that effect will be exacerbated if we are unable to reverse the negative trend in loan balances.

Sierra Bancorp Financial Results

April 25, 2011

The Company’s loan loss provision increased by $200,000, or 6%, in the first quarter of 2011 relative to the first quarter of 2010.  Thus far in 2011, our loan loss provision has been utilized to provide specific reserves for impaired loans and to replenish reserves subsequent to loan charge-offs.  Net loans charged off totaled $3.2 million in the first quarter of 2011 relative to $3.0 million in the first quarter of 2010.

Income derived from service charges on deposits declined by $448,000, or 17%, in the first quarter of 2011 relative to the first quarter of 2010, with the drop centered in overdraft income.  Procedural changes made pursuant to recent regulatory guidance on overdrafts had a larger impact than originally anticipated, with returned item and overdraft charges falling by $495,000 relative to the first quarter of 2010 and by $390,000 relative to the fourth quarter of 2010.  There were no material changes in loan sale and servicing income for the comparative quarters, and no gains or losses on investments.  However, other non-interest income increased by $147,000, or 13%, primarily due to a higher level of debit card interchange fees.

With regard to non-interest expense, salaries and benefits fell slightly for the quarter despite the addition of staff for newer branches, due primarily to our efforts to improve operating efficiencies.  Occupancy expense declined by $165,000, or 9%, due mainly to a drop in depreciation expense and lower maintenance/repair costs, although the January 2011 closure of a branch with a relatively costly lease also contributed to the decline.  Other non-interest expenses fell by $237,000, or 5%, for the first quarter of 2011 relative to the first quarter of 2010.  The largest changes in this category were in marketing expense, which declined $100,000 due mainly to the timing of payments, and data processing expense, which was down $107,000.  Data processing costs declined due to vendor credits for overcharges on processing software in previous years.

A negative income tax provision helped boost net income for the first quarter of 2011.  The negative provision is the result of a high level of tax credits relative to our tax liability, which is favorably impacted by tax-exempt interest income and BOLI income.  Our tax credits include those related to investments in low-income housing tax credit funds, as well as hiring tax credits.

Balance sheet changes during the quarter ended March 31, 2011 include an increase in total assets of $26 million, or 2%, due to growth in investment securities and an increase in cash and balances due from banks, partially offset by lower loan balances.  Surplus liquidity was generated during the quarter from growth in deposits and loan runoff, and much of that liquidity was deployed into longer-term, higher-yielding agency-issued mortgage-backed securities and municipal bonds, hence the $43 million increase in investment balances.  The $15 million increase in cash and balances due from banks was primarily from an $11 million increase in interest-bearing balances at the Federal Reserve Bank, due again to excess liquidity, but we also experienced an increase in vault cash due to a higher level of cash activity in our branches.

Gross loan and lease balances declined $29 million, or 4%, in the first quarter of 2011.  Runoff in the normal course of business, prepayments, transfers to OREO, and charge-offs have reduced loan balances, and weak loan demand from quality borrowers and aggressive competition have hindered our ability to counteract this contraction.  The only loan categories shown on the summary balance sheet which grew during the quarter were agricultural production loans, which increased by $1 million, or 8%, due to seasonal considerations, and SBA loans, which were also up by $1 million, or 8%.

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Sierra Bancorp Financial Results

April 25, 2011

The $73 million balance of nonperforming assets at March 31, 2011 reflects an increase of $6 million, or 9%, since year-end 2010, but is still below its peak of $78 million reached a year earlier.  Much of the increase for the first quarter consists of a $3.6 million participation purchased in a commercial real estate loan, which was placed on non-accrual status but for which no reserve is currently required based on the appraised value of the collateral.  All of the Company’s impaired assets have been reviewed recently, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs.  In addition to nonperforming assets, we had $12.6 million in performing restructured troubled debt (TDR’s) as of March 31, 2011, an increase of only $86,000 relative to year-end 2010.

Our allowance for loan and lease losses was $21.5 million as of March 31, 2011, which represents a slight increase relative to the balance at December 31, 2010.  Even though the allowance for loan and lease losses did not change significantly, our allowance as a percentage of total loans increased by 14 basis points, to 2.76% at March 31, 2011 from 2.62% at December 31, 2010, because loan balances fell during the first quarter.  Our detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of March 31, 2011, although no assurance can be given that we will not experience substantial future losses relative to the size of the allowance.

Total deposits increased by $39 million, or 4%, during the first quarter of 2011.  Non-maturity deposits, in particular, experienced significant growth due in part to our aggressive deposit acquisition programs, with non-interest bearing demand deposits up $14 million, or 6%, savings deposits rising $8 million, or 11%, and money market deposits up $9 million, or 6%.  NOW deposits, however, dropped by $10 million, or 5%, due to runoff in our online-only accounts subsequent to interest rate adjustments.  While we reduced non-deposit borrowings by $15 million, we added $15 million in longer-term wholesale-sourced brokered deposits in the first quarter of 2011 to position the Bank to better benefit from the eventuality of rising interest rates.

Total capital increased by $2 million during the first quarter, to $162 million at March 31, 2011.  Because capital increased while risk-adjusted assets declined, our capital ratios continued their upward trend during the first quarter of 2011.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 34th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley.  The Company has 25 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch, with over 400 employees.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward looking statements.  Actual results may differ from those projected.  These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

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Sierra Bancorp Financial Results

April 25, 2011

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:
(in $000’s, unaudited)	3/31/2011	3/31/2010	% Change

Interest Income	$14,422	$16,347	-11.8%
Interest Expense	1,446	2,047	-29.4%
Net Interest Income	12,976	14,300	-9.3%

Provision for Loan & Lease Losses	3,600	3,400	5.9%
Net Int after Provision	9,376	10,900	-14.0%

Service Charges	2,255	2,703	-16.6%
Loan Sale & Servicing Income	49	33	48.5%
Other Non-Interest Income	1,272	1,125	13.1%
Gain (Loss) on Investments	-	-	0.0%
Total Non-Interest Income	3,576	3,861	-7.4%

Salaries & Benefits	5,710	5,779	-1.2%
Occupancy Expense	1,575	1,740	-9.5%
Other Non-Interest Expenses	4,417	4,654	-5.1%
Total Non-Interest Expense	11,702	12,173	-3.9%

Income Before Taxes	1,250	2,588	-51.7%
Provision for Income Taxes	(279)	249	-212.0%
Net Income	$1,529	$2,339	-34.6%

TAX DATA
Tax-Exempt Muni Income	$716	$644	11.2%
Tax-Exempt BOLI Income	$374	$370	1.1%
Interest Income - Fully Tax Equiv	$14,808	$16,694	-11.3%

NET CHARGE-OFFS	$3,274	$3,019	8.4%

PER SHARE DATA	3-Month Period Ended:
(unaudited)	3/31/2011	3/31/2010	% Change
Basic Earnings per Share	$0.11	$0.20	-45.0%
Diluted Earnings per Share	$0.11	$0.20	-45.0%
Common Dividends	$0.06	$0.06	0.0%

Wtd. Avg. Shares Outstanding	13,981,780	11,630,773
Wtd. Avg. Diluted Shares	14,060,661	11,693,589

Book Value per Basic Share (EOP)	$11.55	$11.77	-1.9%
Tangible Book Value per Share (EOP)	$11.15	$11.29	-1.2%

Common Shares Outstndg. (EOP)	13,985,761	11,633,046

KEY FINANCIAL RATIOS	3-Month Period Ended:
(unaudited)	3/31/2011	3/31/2010
Return on Average Equity	3.86%	6.97%
Return on Average Assets	0.48%	0.72%
Net Interest Margin (Tax-Equiv.)	4.73%	5.02%
Efficiency Ratio (Tax-Equiv.)	68.13%	64.66%
Net C/O’s to Avg Loans (not annualized)	0.42%	0.35%

AVERAGE BALANCES	3-Month Period Ended:
(in $000’s, unaudited)	3/31/2011	3/31/2010	% Change
Average Assets	$1,293,175	$1,320,965	-2.1%
Average Interest-Earning Assets	$1,146,134	$1,184,020	-3.2%
Average Gross Loans & Leases	$785,705	$874,230	-10.1%
Average Deposits	$1,065,846	$1,112,927	-4.2%
Average Equity	$160,806	$136,035	18.2%

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Sierra Bancorp Financial Results

April 25, 2011

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	3/31/2011	12/31/2010	3/31/2010	Annual Chg
ASSETS
Cash and Due from Banks	$57,522	$42,435	$42,012	36.9%
Securities and Fed Funds Sold	375,027	331,940	295,450	26.9%

Agricultural	14,518	13,457	9,819	47.9%
Commercial & Industrial	97,864	105,002	123,817	-21.0%
Real Estate	601,397	622,880	668,474	-10.0%
SBA Loans	20,061	18,616	18,030	11.3%
Consumer Loans	42,552	45,585	52,071	-18.3%
Gross Loans & Leases	776,392	805,540	872,211	-11.0%
Deferred Loan & Lease Fees	188	113	(572)	-132.9%
Loans & Leases Net of Deferred Fees	776,580	805,653	871,639	-10.9%
Allowance for Loan & Lease Losses	(21,464)	(21,138)	(24,096)	-10.9%
Net Loans & Leases	755,116	784,515	847,543	-10.9%

Bank Premises & Equipment	20,608	20,190	19,905	3.5%
Other Assets	104,676	107,491	110,340	-5.1%
Total Assets	$1,312,949	$1,286,571	$1,315,250	-0.2%

LIABILITIES & CAPITAL
Demand Deposits	$266,209	$251,908	$247,551	7.5%
NOW Deposits	174,773	184,360	176,417	-0.9%
Savings Deposits	82,547	74,682	67,888	21.6%
Money Market Deposits	164,810	156,170	171,816	-4.1%
Customer Time Deposits	388,366	385,154	429,328	-9.5%
Wholesale Brokered Deposits	15,000	-	15,000	0.0%
Total Deposits	1,091,705	1,052,274	1,108,000	-1.5%

Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	15,035	29,650	26,150	-42.5%
Total Deposits & Int.-Bearing Liab.	1,137,668	1,112,852	1,165,078	-2.4%

Other Liabilities	13,758	14,122	13,247	3.9%
Total Capital	161,523	159,597	136,925	18.0%
Total Liabilities & Capital	$1,312,949	$1,286,571	$1,315,250	-0.2%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	3/31/2011	12/31/2010	3/31/2010	Annual Chg
Non-Accruing Loans	$53,632	$45,954	$51,647	3.8%
Over 90 Days PD and Still Accruing	-	-	-	0.0%
Foreclosed Assets	19,214	20,691	26,305	-27.0%
Total Non-Performing Assets	$72,846	$66,645	$77,952	-6.6%

Performing TDR’s (not incl. in NPA’s)	$12,551	$12,465	$17,602	-28.7%

Non-Perf Loans to Total Loans	6.91%	5.70%	5.92%
NPA’s to Loans plus Foreclosed Assets	9.16%	8.07%	8.68%
Allowance for Ln Losses to Loans	2.76%	2.62%	2.76%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	3/31/2011	12/31/2010	3/31/2010
Shareholders Equity / Total Assets	12.3%	12.4%	10.4%
Loans / Deposits	71.1%	76.6%	78.7%
Non-Int. Bearing Dep. / Total Dep.	24.4%	23.9%	22.3%

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